                                                              EXHIBIT 99 (a) (8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares.  The Offer is made solely by the Offer to Purchase dated March 19, 1999 and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute.  If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a
          good faith effort to comply with any such state statute
           or seek to have statute declared inapplicable to the
             Offer.


 If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.  In any jurisdiction where the securities, blue
            sky or other laws require the Offer to be made by
              a licensed broker or dealer, the Offer will be
               deemed to be made on behalf of the Purchaser
                 by NationsBanc Montgomery Securities LLC
                  or one or more registered brokers or
                   dealers licensed under the laws
                        of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    Up to 3,596,688 Shares of Common Stock
                                of Go2Net, Inc.
                                      at
                             $90.00 Net Per Share
                                      by
                         Vulcan Ventures Incorporated


Vulcan Ventures Incorporated, A Washington corporation (the "Purchaser"), is offering to purchase up to 3,596,688 shares of Common Stock, par value $0.01 per share (the "Shares"), of Go2Net, Inc., a Delaware corporation (the "Company"), at a price of $90.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 19, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, together constitute the "Offer").


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            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
               EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
            THURSDAY, APRIL 15, 1999, UNLESS THE OFFER IS EXTENDED.
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     The Offer is being made pursuant to the terms of a Stock Purchase Agreement dated as of March 15, 1999 (the "Stock Purchase Agreement") by and between the Company and the Purchaser. Upon consummation of the transactions contemplated by the Stock Purchase Agreement, including the Offer and the purchase of Shares of the Company's Common Stock from directors of the Company (including three directors who are executive officers), the Purchaser's interest in the Company will equal approximately 55% of the total number of Shares of the Company's Common Stock then outstanding (assuming conversion of the Series A Convertible Preferred Stock purchased or to be purchased by the Purchaser pursuant to the Stock Purchase Agreement, and assuming that no other shares of Common Stock are issued). The purpose of the Offer is to acquire a portion of this interest in the Company as part of the Purchaser obtaining control of the Company.

     The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including receipt by Purchaser and the Company of regulatory approvals. The Offer is not conditioned on any minimum number of Shares being tendered.

     The Board of Directors of the Company has unanimously approved the Stock Purchase Agreement and the transactions contemplated thereby, including the Offer. The Board of Directors of the Company expresses no opinion, however, as to whether stockholders should accept the Offer and tender their Shares pursuant thereto.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares that have been validly tendered and not properly withdrawn when, as and if the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for all tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to tendering stockholders. In no circumstances will interest be paid on the purchase price by reason of any delay in making such payment. In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Facility (as defined in the Offer to Purchase) as described in
Section 2 of the Offer to Purchase); (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)); and (iii) any other documents required by the Letter of Transmittal.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, April 15, 1999, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right (subject to the terms of the Stock Purchase Agreement), at any time or from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares in the event the period of time during which the Offer is open is extended for any reason. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or as otherwise may be required by law or applicable regulation or practice. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

     If more than 3,596,688 Shares are validly tendered prior to the Expiration Date and not properly withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn. Because of the time required to determine the precise number of Shares validly tendered and not properly withdrawn, if proration is required the Purchaser would not expect to announce the final results of proration or pay for any Shares immediately after the Expiration Date. The Purchaser will announce the preliminary results of proration by press release as promptly as practicable, and expects to be able to announce the final results of proration within eight Nasdaq National Market trading days after the Expiration Date. Holders of Shares may obtain such preliminary information and final results from the Depositary or the Information Agent and may be able to obtain such information from their brokers.

     Tenders of Shares pursuant to the Offer will be irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time on or after May 18, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfers as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders or withdrals or incur any liability for failure to give any such notice. The Company has provided the Purchaser with the Company stockholder list, a non-objecting beneficial owner list, if any, and security position listings for the purpose of disseminating the Offer. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense.

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager.

                   The Information Agent for the Offer is:

                          [MACKENZIE PARTNERS LOGO]
                               156 Fifth Avenue
                           New York, New York 10010
                        (212) 929-5500 (call collect)
                                      or
                         Call Toll-Free (800) 322-2885


                     The Dealer Manager for the Offer is:

                   [NATIONSBANC MONTGOMERY SECURITIES LLC]
                      11601 Wilshire Boulevard, Suite 500
                         Los Angeles, California 90025
                       (310) 575-4820, Extension 1 or 7